Exhibit Sub-Item 77D
Name of Registrant: Hartford Series Fund, Inc.
File No. 811-08629

Sub-Item 77D: Policies with Respect to Security Investments

Hartford High Yield HLS Fund

 On May 31, 2006, the Registrant filed a supplement with the Securities and Exchange
Commission indicating a change to the principal investment strategy for Hartford High Yield HLS Fund (the “Fund”) effective June 15, 2006 whereby the fund increased the percentage of it’s total assets that can be invested in securities rated below “B3” by Moody’s or “B-” by S&P, or, if unrated, determined to be of comparable quality by Hartford Investment Management Company from 10% to 25%.

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